Exhibit 10.11

FIRST INTERSTATE BANCSYSTEM, INC.
DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill level required by us with respect to members of the Board.

During 2021, each director, other than Kevin P. Riley and David L. Jahnke, received an annual retainer valued at $100,000, with approximately $55,000 of that being paid in the form of First Interstate Class A common stock and the remaining approximately $45,000 paid in the form of cash or First Interstate Class A common stock at the Director's election.

For his services as Chair of the Board, David L. Jahnke received an annual retainer of $165,000, $85,000 of that being paid in the form of First Interstate Class A common stock and the remaining approximately $80,000 paid in the form of cash or First Interstate Class A common stock at the Director's election. This retainer was in lieu of all director fees and other retainers described above. The retainer paid to David L. Jahnke recognizes his work in providing an interface between the Board and our management, oversight of strategic planning, leadership of the Board, and executive succession planning.

Committee members and committee chairpersons received additional compensation as follows:

Committee	Chair Retainer	Member Retainer
Audit	$12,500	$10,000
Compensation	11,250	7,500
Executive	—	5,000
Governance & Nominating	10,000	7,500
Risk	11,250	7,500
Technology	10,000	5,000

Directors are reimbursed for ordinary expenses incurred in connection with attending board and committee meetings. Under our deferred compensation plan, directors may elect to defer any cash portion of director’s fees until an elective distribution date or the director’s retirement, disability, or death.